TYSON FOODS REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS
Company delivers record annual sales and earnings performance
Springdale, Arkansas – November 14, 2022 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Fourth Quarter		Twelve Months Ended
	2022	2021	2022	2021
Sales	$13,737	$12,811	$53,282	$47,049
Operating Income	766	1,909	4,410	4,396

Net Income	537	1,358	3,249	3,060
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(1)	3	11	13
Net Income Attributable to Tyson	$538	$1,355	$3,238	$3,047

Net Income Per Share Attributable to Tyson	$1.50	$3.71	$8.92	$8.34

Adjusted[1] Operating Income	$823	$1,152	$4,414	$4,288

Adjusted[1] Net Income Per Share Attributable to Tyson	$1.63	$2.30	$8.73	$8.28
1 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted operating income and adjusted net income per share attributable to Tyson (Adjusted EPS) are non-GAAP financial measures. Refer to the end of this release for an explanation and reconciliation of these and other non-GAAP financial measures used in this release to comparable GAAP measures.
Fiscal 2022 Highlights
•GAAP EPS of $8.92, up 7% from prior year; Adjusted EPS of $8.73, up 5% from prior year
•GAAP operating income of $4,410 million, up slightly from prior year; Adjusted operating income of $4,414 million, up 3% from prior year
•Total Company GAAP operating margin and adjusted operating margin of 8.3%
•Repurchased 8.2 million shares for $702 million
•Reduced total debt by approximately $1 billion
Fourth Quarter Highlights
•GAAP EPS of $1.50, down 60% from prior year; Adjusted EPS of $1.63, down 29% from prior year
•GAAP operating income of $766 million, down 60% from prior year; Adjusted operating income of $823 million, down 29% from prior year
•Total Company GAAP operating margin of 5.6%; Adjusted operating margin of 6.0%
•Liquidity of $3.3 billion at October 1, 2022
“We delivered record sales and earnings for the full year, which was supported by our diverse portfolio and continued strength in consumer demand for protein,” said Donnie King, president and CEO of Tyson Foods. "Our results were supported by historically strong operations in our Beef segment and improved performance in our Chicken segment. We also experienced share gains in both our foodservice Focus 6 categories and retail core business lines, which include our Tyson, Jimmy Dean, Hillshire Farm and Ball Park iconic brands.”
“Our productivity program, announced one year ago and designed to deliver more than $1 billion in recurring annual savings by the end of 2024, has accelerated ahead of schedule and is now expected to be achieved by the end of FY23. The focus of this plan includes operational and functional excellence, digital solutions, and automation and advanced technologies.”

SEGMENT RESULTS (in millions)

Sales
(for the fourth quarter and twelve months ended October 1, 2022, and October 2, 2021)
	Fourth Quarter				Twelve Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2022	2021	Change	Change	2022	2021	Change	Change [2]
Beef	$4,859	$5,012	5.1%	(8.2)%	$19,854	$17,999	0.1%	10.2%
Pork	1,604	1,646	(1.1)%	(1.5)%	6,414	6,277	(1.9)%	4.1%
Chicken	4,619	3,873	1.1%	18.2%	16,961	13,733	0.7%	18.1%
Prepared Foods	2,516	2,253	0.3%	11.4%	9,689	8,853	(4.1)%	13.5%
International/Other	638	546	7.3%	9.5%	2,355	1,990	10.5%	7.8%
Intersegment Sales	(499)	(519)	n/a	n/a	(1,991)	(1,803)	n/a	n/a
Total	$13,737	$12,811	2.1%	5.1%	$53,282	$47,049	(0.3)%	12.3%

Operating Income (Loss)
(for the fourth quarter and twelve months ended October 1, 2022, and October 2, 2021)
	Fourth Quarter				Twelve Months Ended
			Operating Margin				Operating Margin
	2022	2021	2022	2021	2022	2021	2022	2021
Beef	$375	$1,147	7.7%	22.9%	$2,502	$3,240	12.6%	18.0%
Pork	(55)	78	(3.4)%	4.7%	193	328	3.0%	5.2%
Chicken	340	(136)	7.4%	(3.5)%	955	(625)	5.6%	(4.6)%
Prepared Foods	111	823	4.4%	36.5%	746	1,456	7.7%	16.4%
International/Other	(5)	(3)	n/a	n/a	14	(3)	n/a	n/a
Total	$766	$1,909	5.6%	14.9%	$4,410	$4,396	8.3%	9.3%
ADJUSTED SEGMENT RESULTS (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the fourth quarter and twelve months ended October 1, 2022, and October 2, 2021)
	Fourth Quarter				Twelve Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2022	2021	2022	2021	2022	2021	2022	2021 [2]
Beef	$391	$1,147	8.0%	22.9%	$2,491	$3,240	12.5%	18.0%
Pork	(50)	78	(3.1)%	4.7%	198	328	3.1%	5.2%
Chicken	337	(113)	7.3%	(2.9)%	926	24	5.5%	0.2%
Prepared Foods	147	39	5.8%	1.7%	782	672	8.1%	7.6%
International/Other	(2)	1	n/a	n/a	17	24	n/a	n/a
Total	$823	$1,152	6.0%	9.0%	$4,414	$4,288	8.3%	9.0%
2 Average Price Change and Adjusted Operating Margin for the Chicken Segment and Total Company exclude the impact of $545 million of legal contingency accruals recognized as a reduction of Sales for the twelve months ended October 2, 2021.

SUMMARY OF SEGMENT RESULTS
Beef
Sales Volume - Sales volume was relatively flat in fiscal 2022. Sales volume increased in the fourth quarter of fiscal 2022 driven by improved operational performance.
Average Sales Price - Average sales price increased in fiscal 2022 as input costs such as live cattle, labor, freight and transportation costs increased and demand for our beef products remained strong in the first half of the fiscal year. Average sales price decreased in the fourth quarter of fiscal 2022 driven by reduced demand for premium cuts of beef as compared to exceptionally high demand in the fourth quarter of fiscal 2021.
Operating Income - Operating income decreased as margins compressed from historically high levels, paired with continued increased operating costs as a result of the inflationary market environment. Operating income benefited from a $71 million gain due to a settlement in fiscal 2022, compared to a $55 million gain from the recovery of cattle inventory in fiscal 2021, related to a cattle supplier's misappropriation of Company funds. Additionally, operating income in fiscal 2022 benefited from $27 million of insurance proceeds related to a fire at a production facility in the fourth quarter of fiscal 2019, partially offset by $16 million in restructuring and related charges.
Pork
Sales Volume - Sales volume decreased due to reduced domestic availability of live hogs.
Average Sales Price - Average sales price increased in fiscal 2022 as input costs such as live hogs, labor, freight and transportation costs increased, partially offset by unfavorable mix associated with labor shortages. Average sales price decreased in the fourth quarter of fiscal 2022 due to unfavorable product mix associated with export demand and elevated domestic availability of finished products.
Operating Income - Operating income decreased due to periods of compressed pork margins and increased operating costs as a result of the inflationary market environment. Additionally, volatile market conditions resulted in net derivative gains of $10 million in fiscal 2022 and net derivative losses of $90 million in fiscal 2021, which excludes the impacts of related physical purchase transactions.
Chicken
Sales Volume - Sales volume increased primarily due to improved domestic production partially offset by inventory growth and strategic initiative mix impacts.
Average Sales Price - Average sales price increased primarily due to the effects of pricing initiatives in an inflationary cost environment.
Operating Income - Operating income increased in fiscal 2022 primarily due to higher average sales prices and increased sales volume, partially offset by the impacts of inflationary market conditions including increased supply chain and labor costs. Operating income in the fourth quarter of fiscal 2022 was impacted by $165 million of higher feed ingredient costs, offset by $65 million of net derivative gains as compared to $75 million of net derivative losses in the fourth quarter of fiscal 2021. Operating income in fiscal 2022 was impacted by $595 million of higher feed ingredient costs, offset by $195 million of net derivative gains as compared to $65 million of net derivative gains in fiscal 2021. Additionally, operating income in fiscal 2022 benefited from $35 million of insurance proceeds, net of costs incurred related to a fire at a production facility. Operating income in fiscal 2021 was impacted by $626 million of losses from the recognition of legal contingency accruals and $23 million of expenses related to a fire at a production facility.
Prepared Foods
Sales Volume - Sales volume decreased in fiscal 2022 due to the impacts of uneven foodservice recovery, the divestiture of our pet treats business in the fourth quarter of fiscal 2021, increased pricing and a challenging supply environment impacting the first half of fiscal 2022. Sales volume was relatively flat in the fourth quarter of fiscal 2022.
Average Sales Price - Average sales price increased due to the effects of revenue management in an inflationary cost environment.
Operating Income - Operating income decreased in fiscal 2022 due to the recognition of a $784 million gain on the sale of our pet treats business in the fourth quarter of fiscal 2021. Higher average sales prices were offset by the impacts of inflationary market conditions, including $55 million and $615 million of increased raw materials and other input costs in the fourth quarter of fiscal 2022 and fiscal 2022, respectively, in addition to increased supply chain and labor costs. Additionally, operating income in fiscal 2022 was impacted by $36 million of restructuring and related charges.

OUTLOOK
For fiscal 2023, the United States Department of Agriculture (USDA) indicates domestic protein production (beef, pork, chicken and turkey) should decrease approximately 1% compared to fiscal 2022 levels. The following is a summary of the outlook for each of our segments, as well as an outlook for revenues, capital expenditures, net interest expense, liquidity, tax rate and dividends for fiscal 2023.3
Beginning in fiscal 2022, we launched a new productivity program, which is designed to drive a better, faster and more agile organization that is supported by a culture of continuous improvement and faster decision making. We were targeting $1 billion in productivity savings by the end of fiscal 2024, including more than $400 million in fiscal 2022, relative to a fiscal 2021 cost baseline. We realized more than $700 million of productivity savings in fiscal 2022, which partially offset the impacts of inflationary market conditions, and we now believe we will exceed our $1 billion target in fiscal 2023.
Beef
USDA projects domestic production will decrease approximately 6% in fiscal 2023 as compared to fiscal 2022. We anticipate an adjusted operating margin at or below the low end of our long-term range of 5% to 7% in fiscal 2023 as margins are expected to decrease from historically high levels.
Pork
USDA projects domestic production will be relatively flat in fiscal 2023 as compared to fiscal 2022. We anticipate adjusted operating margin of 2% to 4% in fiscal 2023.
Chicken
USDA projects chicken production will increase approximately 2% in fiscal 2023 as compared to fiscal 2022. We anticipate an adjusted operating margin of 6% to 8% for fiscal 2023.
Prepared Foods
We anticipate an adjusted operating margin of 8% to 10% in fiscal 2023 driven by volume growth, productivity and disciplined revenue management.
International/Other
We anticipate improved results from our foreign operations in fiscal 2023.
Revenue
We expect sales to be $55 billion to $57 billion in fiscal 2023.
Capital Expenditures
We expect capital expenditures of approximately $2.5 billion for fiscal 2023. Capital expenditures include spending for capacity expansion and utilization, automation to alleviate labor challenges and brand and product innovation.
Net Interest Expense
We expect net interest expense to approximate $320 million for fiscal 2023.
Liquidity
We expect total liquidity, which was approximately $3.3 billion at October 1, 2022, to remain above our minimum liquidity target of $1.0 billion.
Tax Rate
We currently expect our adjusted effective tax rate to be around 23% in fiscal 2023.
Dividends
Effective November 11, 2022, the Board of Directors increased the quarterly dividend previously declared on August 11, 2022, to $0.48 per share on our Class A common stock and $0.432 per share on our Class B common stock. The increased quarterly dividend is payable on December 15, 2022, to shareholders of record at the close of business on December 1, 2022. The Board also declared on November 11, 2022 a quarterly dividend of $0.48 per share on our Class A common stock and $0.432 per share on our Class B common stock, payable on March 15, 2023, to shareholders of record at the close of business on March 1, 2023. We anticipate the remaining quarterly dividends in fiscal 2023 will be $0.48 and $0.432 per share of our Class A and Class B common stock, respectively. This results in an annual dividend rate in fiscal 2023 of $1.92 for Class A shares and $1.728 for Class B shares, or a 4% increase compared to the fiscal 2022 annual dividend rate.
3 The Company is not able to reconcile its full-year fiscal 2023 projected adjusted results to its fiscal 2023 projected GAAP results because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation for these forward-looking non-GAAP measures without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measures of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Sales	$13,737	$12,811	$53,282	$47,049
Cost of Sales	12,430	10,335	46,614	40,523
Gross Profit	1,307	2,476	6,668	6,526

Selling, General and Administrative	541	567	2,258	2,130
Operating Income	766	1,909	4,410	4,396
Other (Income) Expense:
Interest income	(7)	(2)	(17)	(8)
Interest expense	83	103	365	428
Other, net	24	(27)	(87)	(65)
Total Other (Income) Expense	100	74	261	355
Income before Income Taxes	666	1,835	4,149	4,041
Income Tax Expense	129	477	900	981
Net Income	537	1,358	3,249	3,060
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(1)	3	11	13
Net Income Attributable to Tyson	$538	$1,355	$3,238	$3,047
Weighted Average Shares Outstanding:
Class A Basic	288	293	290	293
Class B Basic	70	70	70	70
Diluted	361	366	363	365
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.54	$3.81	$9.18	$8.57
Class B Basic	$1.38	$3.43	$8.25	$7.70
Diluted	$1.50	$3.71	$8.92	$8.34
Dividends Declared Per Share:
Class A	$0.460	$0.445	$1.855	$1.805
Class B	$0.414	$0.401	$1.670	$1.625

Sales Growth	7.2%		13.2%
Margins: (Percent of Sales)
Gross Profit	9.5%	19.3%	12.5%	13.9%
Operating Income	5.6%	14.9%	8.3%	9.3%
Net Income Attributable to Tyson	3.9%	10.6%	6.1%	6.5%
Effective Tax Rate	19.4%	25.9%	21.7%	24.3%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	October 1, 2022	October 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$1,031	$2,507
Accounts receivable, net	2,577	2,400
Inventories	5,514	4,382
Other current assets	508	533
Total Current Assets	9,630	9,822
Net Property, Plant and Equipment	8,685	7,837
Goodwill	10,513	10,549
Intangible Assets, net	6,252	6,519
Other Assets	1,741	1,582
Total Assets	$36,821	$36,309

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$459	$1,067
Accounts payable	2,483	2,225
Other current liabilities	2,371	3,033
Total Current Liabilities	5,313	6,325
Long-Term Debt	7,862	8,281
Deferred Income Taxes	2,458	2,195
Other Liabilities	1,377	1,654

Total Tyson Shareholders’ Equity	19,702	17,723
Noncontrolling Interests	109	131
Total Shareholders’ Equity	19,811	17,854

Total Liabilities and Shareholders’ Equity	$36,821	$36,309

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	October 1, 2022	October 2, 2021
Cash Flows From Operating Activities:
Net income	$3,249	$3,060
Depreciation and amortization	1,202	1,214
Deferred income taxes	264	(125)
Gain on disposition of business	—	(784)
Other, net	76	94
Net changes in operating assets and liabilities	(2,104)	381
Cash Provided by Operating Activities	2,687	3,840

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(1,887)	(1,209)
Purchases of marketable securities	(35)	(72)
Proceeds from sale of marketable securities	34	70
Proceeds from sale of business	—	1,188
Acquisition of equity investments	(177)	(44)
Other, net	130	125
Cash (Used for) Provided by Investing Activities	(1,935)	58

Cash Flows From Financing Activities:
Proceeds from issuance of debt	103	585
Payments on debt	(1,191)	(2,632)
Purchases of Tyson Class A common stock	(702)	(67)
Dividends	(653)	(636)
Stock options exercised	126	41
Other, net	(6)	(22)
Cash Used for Financing Activities	(2,323)	(2,731)
Effect of Exchange Rate Changes on Cash	(35)	4
(Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(1,606)	1,171
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	2,637	1,466
Cash and Cash Equivalents and Restricted Cash at End of Period	1,031	2,637
Less: Restricted Cash at End of Period	—	130
Cash and Cash Equivalents at End of Period	$1,031	$2,507

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Twelve Months Ended
	October 1, 2022	October 2, 2021

Net income	$3,249	$3,060
Less: Interest income	(17)	(8)
Add: Interest expense	365	428
Add: Income tax expense	900	981
Add: Depreciation	945	934
Add: Amortization [4]	246	261
EBITDA	$5,688	$5,656

Adjustments to EBITDA:
(Less)/Add: Production facilities fire insurance proceeds, net of costs [7]	$(114)	$17
Add: Restructuring and related charges	66	—
Less: Gain on sale of business	—	(784)
Add: China plant relocation charge [5]	—	27
Add: Legal contingency accruals [6]	—	626
Less: Defined benefit plan gains	—	(34)
Total Adjusted EBITDA	$5,640	$5,508

Total gross debt	$8,321	$9,348
Less: Cash and cash equivalents	(1,031)	(2,507)
Less: Short-term investments	(1)	—
Total net debt	$7,289	$6,841

Ratio Calculations:
Gross debt/EBITDA	1.5x	1.7x
Net debt/EBITDA	1.3x	1.2x

Gross debt/Adjusted EBITDA	1.5x	1.7x
Net debt/Adjusted EBITDA	1.3x	1.2x
4 Excludes the amortization of debt issuance and debt discount expense of $11 million and $19 million for the twelve months ended October 1, 2022 and October 2, 2021, respectively, as it is included in interest expense.
5 Relates to a plant relocation from a government land expropriation and includes accelerated depreciation and team member related charges recognized as an increase of Cost of Sales.
6 Legal contingency accruals included $545 million recognized as a reduction to sales and $81 million recognized as an increase of Cost of Sales.
7 Relates to fires at production facilities in Chicken in the fourth quarter of fiscal 2021 and Beef in the fourth quarter of fiscal 2019. Amount includes insurance proceeds, net of costs incurred, of $62 million recognized in Cost of Sales and $52 million net proceeds recognized in Other, net for fiscal 2022 and $23 million net expense recognized in Cost of Sales and $6 million net proceeds recognized in Other, net for fiscal 2021.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Fourth Quarter				Twelve Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2022	2021	2022	2021	2022	2021	2022	2021

Reported net income per share attributable to Tyson (GAAP EPS)			$1.50	$3.71			$8.92	$8.34

Add: China plant relocation charge [5]	$—	$4	—	0.01	$—	$27	—	0.06

Add: Legal contingency accruals [6]	$—	$—	—	—	$—	$626	—	1.31

Less: Defined benefit plan gains	$—	$(34)	—	(0.07)	$—	$(34)	—	(0.07)

Less: Gain on sale of business	$—	$(784)	—	(1.40)	$—	$(784)	—	(1.40)

(Less)/Add: Production facilities fire insurance proceeds, net of costs [7]	$(7)	$23	(0.01)	0.05	$(114)	$17	(0.23)	0.04

Add: Restructuring and related charges	$66	$—	0.14	—	$66	$—	0.14	—

Less: Remeasurement of net deferred tax liabilities at lower enacted state tax rates	$—	$—	—	—	$—	$—	(0.10)	—

Adjusted net income per share attributable to Tyson (Adjusted EPS)			$1.63	$2.30			$8.73	$8.28
Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income (Loss) Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the fourth quarter ended October 1, 2022)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$375	$(55)	$340	$111	$(5)	$766
Less: Production facilities fire insurance proceeds, net of costs [7]	—	—	(9)	—	—	(9)
Add: Restructuring and related charges	16	5	6	36	3	66
Adjusted operating income (loss)	$391	$(50)	$337	$147	$(2)	$823

Adjusted Operating Income (Loss)
(for the fourth quarter ended October 2, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$1,147	$78	$(136)	$823	$(3)	$1,909
Less: Gain on sale of business	—	—	—	(784)	—	(784)
Add: Production facilities fire costs, net of insurance proceeds[7]	—	—	23	—	—	23
Add: China plant relocation charge [5]	—	—	—	—	4	4
Adjusted operating income (loss)	$1,147	$78	$(113)	$39	$1	$1,152

Adjusted Operating Income
(for the twelve months ended October 1, 2022)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$2,502	$193	$955	$746	$14	$4,410
Less: Production facilities fire insurance proceeds, net of costs [7]	(27)	—	(35)	—	—	(62)
Add: Restructuring and related charges	16	5	6	36	3	66
Adjusted operating income	$2,491	$198	$926	$782	$17	$4,414

Adjusted Operating Income (Loss)
(for the twelve months ended October 2, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$3,240	$328	$(625)	$1,456	$(3)	$4,396
Less: Gain on sale of business	—	—	—	(784)	—	(784)
Add: Production facilities fire costs, net of insurance proceeds[7]	—	—	23	—	—	23
Add: Legal contingency accruals [6]	—	—	626	—	—	626
Add: China plant relocation charge [5]	—	—	—	—	27	27
Adjusted operating income	$3,240	$328	$24	$672	$24	$4,288
Adjusted operating income (loss) is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income (loss) as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income (loss) is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income (loss). Further, we believe that adjusted operating income (loss) is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income (loss) should not be considered as a substitute for operating income (loss) or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income (loss) may not be comparable to similarly titled measures reported by other companies.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under four generations of family leadership, the Company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the Company had approximately 142,000 team members on October 1, 2022. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
Conference Call Information and Other Selected Data
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, November 14, 2022. A link for the webcast of the conference call is available on the Tyson Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by the following direct link: https://events.q4inc.com/attendee/910760275. For those who cannot participate at the scheduled time, a replay of the live webcast and the accompanying slides will be available at http://ir.tyson.com. A telephone replay will also be available until Wednesday, December 14, 2022, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 2596137. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2022, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the COVID-19 pandemic and associated responses thereto have had an adverse impact on our business and operations, and the extent that the COVID-19 pandemic continues to impact us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the COVID-19 related impacts on the market, including production delays, labor shortages and increases in costs and inflation; (ii) the effectiveness of our financial excellence programs; (iii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (iv) cyber attacks, other cyber incidents, security breaches or other disruptions of our information technology systems; (v) risks associated with our failure to consummate favorable acquisition transactions or integrate certain acquisitions’ operations; (vi) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (vii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (viii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (ix) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to conduct our operations; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) significant marketing plan changes by large customers or loss of one or more large customers; (xiii) our ability to leverage brand value propositions; (xiv) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with team members, labor unions, contract farmers and independent producers providing us livestock, including as a result of our plan to relocate certain corporate team members to our world headquarters in Springdale, Arkansas; (xv) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xvi) the effect of climate change and any legal or regulatory response thereto; (xvii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xviii) adverse results from litigation; (xix) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xx) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xxi) our participation in a multiemployer pension plan; (xxii) volatility in capital markets or interest rates; (xxiii) risks associated with our commodity purchasing activities; (xxiv) the effect of, or changes in, general economic conditions; (xxv) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics, armed conflicts or extreme weather; (xxvi) failure to maximize or assert our intellectual property rights; (xxvii) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; and (xxviii) the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including those included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q.

Media Contact: Derek Burleson, 479-290-6466 Investor Contact: Brandon Tucker, 479-290-3927	Source: Tyson Foods, Inc. Category: IR, Newsroom